FOR IMMEDIATE RELEASE

Prologue Acquisition Update and Termination of Linkcon Business Combination

     WAYNE, PA, September 9, 2008 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced that it has entered into an amendment (the “Amendment”) to its letter of intent with Prologue Research International, Inc. (“Prologue”). Pursuant to the Amendment, the Company will acquire all of the issued and outstanding stock of Prologue for approximately $11.75 million, consisting of (i) $500,000 in cash that was previously paid to Prologue as a non-refundable exclusivity fee; (ii) $1.13 million of assumed debt obligations; (iii) $2.0 million in senior non-convertible notes with an 8 month term; (iv) $2.0 million in senior non-convertible notes with a 18 month term; and (v) $6.12 million in subordinated convertible notes with a three year term.

Closing of the transaction is subject to approval of the transaction by Encorium's and

Prologue's Board of Directors and the signing of a definitive agreement. The closing is expected to occur on September 19, 2008.

     Prologue is a specialty clinical research organization (“CRO”) focusing on oncology and oncology-related studies. This acquisition would broaden Encorium’s therapeutic area of expertise in this very important and high-growth area of drug/biologics development. Prologue reported audited net revenue and EBITDA of approximately $12 million and $660,000 respectively for the latest twelve months ended June 30, 2008. Net revenue has grown more than 60% since 2005.

     The Company also announced today it has terminated negotiations with Fine Success Investments, Ltd., a British Virgin Islands company doing business as Linkcon (“Linkcon”) regarding the previously announced non-binding letter of intent to combine Encorium and Linkcon (the “Business Combination”). The Board of Directors believes that in the course of negotiations the terms of the proposed Business Combination changed materially to the detriment of the Company and its shareholders since the term sheet with respect to the Business Combination was executed on June 12, 2008. As a result, on September 3, 2008 the Board of Directors decided to end talks with Linkcon and position Encorium to pursue its own growth strategy.

     Kai Lindevall, M.D., Ph.D., Encorium’s Chief Executive Officer stated, “We are excited to have Prologue join us. As a result of the acquisition of Prologue we believe we will be able to become one of the strongest oncology specialized CROs in the United States and Europe. Our short-to-mid-term strategy is to focus our growth in three main therapeutic areas, namely cardiovascular, vaccines and oncology. Since our globalization strategy remains unchanged, we feel that the services we can provide in the aforementioned areas constitute an excellent platform for further growth on the global arena.”

     Tom Ludlam, President and CEO of Prologue, stated: “We remain excited about the potential of merging Prologue's significant oncology expertise with Encorium, and feel that this transaction will provide our existing and potential customers with a best-in-class oncology CRO with a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics."

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions regarding the potential acquisition of Prologue and our expectations regarding the effects of such transactions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the timing of the closing, if any, of the acquisition of Prologue; (ii) our ability to negotiate a definitive agreement with Prologue; (iii) the possibility that the transaction may not close; (iv) our ability to negotiate mutually acceptable employment arrangements with key employees of Prologue; (v) our ability to successfully integrate the businesses of Encorium and Prologue; and (vi) the performance of the combined business to operate successfully and generate growth.

Additional risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic reports under the Securities

Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department.

CONTACT:

Encorium Group, Inc. Philip L. Calamia, Chief Financial Officer 610-975-9533 www.encorium.com